Exhibit 99.1

FOR IMMEDIATE RELEASE

May 8, 2003

MEDALLION FINANCIAL CORP.

ANNOUNCES FIRST QUARTER EARNINGS

•	Income Continues to increase
•	Parent Company debt repaid
•	Dividend declared
•	New NYC Taxi Medallions a possibility

NEW YORK, N.Y. — May 8, 2003 — Medallion Financial Corp. (NASDAQ: TAXI), a specialty finance company with a leading position in servicing the taxi industry, small business commercial lending, and owner of the largest taxi top advertising company in the world, announced operating earnings for the 2003 first quarter of $430,000 or $.021 per share, compared to a profit of $188,000 or $0.01 per share for the 2002 fourth quarter, and compared to a loss of $1,409,000 or $(.08) per share for the 2002 first quarter.

Andrew Murstein, President of Medallion Financial stated, “We are very pleased with our first quarter results and the direction in which our Company is heading. This marks the second consecutive quarter of profitability since we refinanced the majority of our debt in September 2002 with Merrill Lynch Bank USA. We are increasing our loan activity and outstandings, specifically in the taxi medallion area for the first time in a

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Medallion Financial Corp. Announces First Quarter Earnings, p. 2

while. With liquidity constraints clearly behind us, we feel unshackled and very well positioned for future growth.”

Mr. Murstein continued, “We are delighted and very proud to announce that we have successfully paid off all of our old bank group debt by our parent company. This was accomplished far ahead of schedule, as the last scheduled payments were not due until August, 2003.”

Total medallion loans increased to $230,097,000 in the first quarter of 2003 from $210,476,000 in the fourth quarter of 2002. Mr. Murstein commented, “We see this growth trend continuing. It is reflective of our new financing facility, and our continued leadership in this industry that we were able to accomplish this while amortizing the bank and noteholder debt. On the commercial side, our loan syndication and participation programs continue to work well as many banks are interested in participating in the loans that we generate because of their excellent quality. We typically participate these loans out at a lower rate and charge servicing fees, increasing our overall yields and overall returns.”

Larry Hall, Medallion’s Chief Accounting Officer stated, “Every lending division under the Medallion Financial umbrella did well in the quarter and has continued to show improvement over the last year. The only area that did not perform up to its potential was our Media division. While several of our major taxi top cities such as New York continue to perform well, we are not doing as well in certain of our smaller markets, such as Newark and Cleveland. As a result, we will focus in the coming months on pulling back from those cities that have not attained their performance goals and concentrate instead on our larger better performing markets.”

Mr. Hall continued, “The balance sheet continues to improve. Between our new Merrill Lynch facility, the Small Business Administration commitments that we have not drawn upon, and our cash on hand, we currently have almost $144,000,000 available to grow our portfolio net of the Company’s contribution. If we are successfully able to utilize this availability, we could significantly increase our portfolio by over 40%. We have also locked in some of our debt at very attractive rates. We recently drew down

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Medallion Financial Corp. Announces First Quarter Earnings, p. 3

10 year fixed rate money from the SBA at rates as low as 5.6%, thus locking in long-term money at historically low rates. At March 31, 2003, we had $30,725,792 of cash on hand, so we remain highly liquid. Over the last two years, we have paid off our old bank and noteholder debt commitment by almost $370 million. Our debt to equity ratio is now at 1.48 to 1, and our capital ratio is 39%, both evidencing our solid capital base and allowing the opportunity for appropriate growth.”

James E. Jack, Executive Vice President and Chief Financial Officer stated, “Loan quality continued to remain strong and is what we feel is one of the hallmarks of Medallion Financial. Delinquencies greater than 90 days past due remained relatively flat from the prior quarter, and showed an improvement of $12,204,000 or 29% from a year ago. As the following table illustrates, our net interest margin has also increased.”

	1st Qtr. 2003	4th Qtr. 2002
Yield	7.33%	8.07%
Cost of funds	3.70	4.67

Net interest margin	3.63%	3.40%

The Company also announced that its Board of Directors declared a dividend on its common stock for the 2003 first quarter. The Board declared a dividend of $.01 per share to shareholders of record on May 16th, payable on May 27th.

Mr. Jack continued, “As our earnings improve, we continue to build momentum, and we execute our strategies with emphasis on shareholder value, we hope to increase the dividend throughout the balance of this year and into the years ahead.”

Mr. Murstein concluded, “The City and State of New York are currently considering issuing up to 900 new taxi medallions. This would be the second time in over 60 years that the City approved the issuance of additional medallions. During the last auction, the City sold medallions over a period of three years in a well-thought-out auction process. During that auction period, medallion prices were bid up. Over the last 18 months, medallion prices have continued to increase from a low of about $195,000 for a corporate medallion just after September 11, 2001, to a current high of over $260,000.

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Medallion Financial Corp. Announces First Quarter Earnings, p. 4

We believe that the City and State’s plan to issue new medallions will have a further positive effect on the medallion prices and presents a strategic business opportunity for Medallion Financial. In the last auction we financed many of the winning bidders, and we would also expect to do the same this time around. The total proceeds to the City of the medallion auction, which could start by the end of this year, are estimated to be more than $200,000,000 at current values. We expect that our share of this loan activity would further improve our profits and be accretive to our earnings.”

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services commercial loans financing small businesses in other targeted industries, and operates the largest taxicab rooftop advertising business in the world. The Company and its subsidiaries have lent over $1 billion to the taxicab industry and commercial equipment industries.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Investment Considerations,” in Medallion’s 2002 Annual Report on Form 10-K.

(Financial tables follow)

Medallion Financial Corp.

Consolidated Balance Sheets

	March 31,	December 31,
	2003	2002
ASSETS
Medallion loans	$230,097,124	$210,475,921
Commercial loans	114,412,457	138,360,895
Equity investments	8,985,448	7,409,628

Net investments	353,495,029	356,246,444
Investments in and loans to Media	3,749,195	4,505,356

Total investments	357,244,224	360,751,800
Cash	30,725,792	35,369,285
Accrued interest receivable	2,022,198	2,546,101
Servicing fee receivable	2,968,081	2,838,417
Fixed assets, net	1,487,773	1,551,781
Goodwill, net	5,007,583	5,007,583
Other assets	14,624,700	17,222,825

Total assets	$414,080,351	$425,287,792

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$6,930,864	$7,066,118
Accrued interest payable	4,418,257	5,589,754
Revolving line of credit	161,270,760	132,589,899
Notes payable to banks	11,236,800	48,018,589
Senior secured notes	83,970	2,313,753
SBA debentures	67,845,000	67,845,000

Total liabilities	251,785,651	263,423,113

Total shareholders’ equity	162,294,700	161,864,679

Total liabilities and shareholders’ equity	$414,080,351	$425,287,792

Number of common shares outstanding	18,242,728	18,242,728
Net asset value per share	$8.90	$8.87

Medallion Financial Corp.

Consolidated Income Statements

	Quarter Ended March 31,
	2003	2002
Total investment income	$6,528,284	$9,778,912
Total interest expense	3,295,139	5,756,553

Net interest income	3,233,145	4,022,359

Gain on sale of loans	188,930	329,627
Other income	1,121,113	891,345

Total noninterest income	1,310,043	1,220,972

Salaries and benefits	2,434,388	2,344,843
Professional fees	119,979	893,238
Other operating expenses	1,683,742	1,766,048

Total operating expenses	4,238,109	5,001,617

Net investment income before income taxes	305,079	241,718

Income tax provision	9,999	0

Net investment income	295,080	241,718

Net realized losses on investments	(561,565)	(699,633)
Net change in unrealized appreciation (depreciation) on investments	696,505	(950,901)

Net realized/unrealized gain (loss) on investments	134,940	(1,650,541)

Net increase (decrease) in net assets resulting from operations	$430,020	$(1,408,827)

Weighted average shares
Basic	18,242,728	18,242,728
Diluted	18,242,728	18,242,728

Net increase (decrease) in net investment income per share
Basic	$0.02	$0.01
Diluted	0.02	0.01

Net increase (decrease) in net assets per share
Basic	$0.02	$(0.08)
Diluted	0.02	(0.08)